Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 13, 2024 with respect to the Common Stock, par value $0.001 per share, of TurnOnGreen, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 13, 2024

The Scarmato Lettich Family Trust dtd 11/28/16

By:	/s/ Mark S. Scarmato
	Name:	Mark S. Scarmato
	Title:	Trustee

/s/ Mark S. Scarmato
Mark S. Scarmato